Exhibit 99.1

Algorhythm Holdings Reports Record 1,273% Year-Over-Year Revenue Growth in its Third Quarter 2025 Financial Results

SemiCab Delivers 13X Growth YoY for the Quarter and over 23X Growth YTD

Fort Lauderdale, FL, November 19, 2025 – Algorhythm Holdings, Inc. (“Algorhythm”) (NASDAQ: RIME) – a leading AI technology company, announced today its results of operations for its third quarter ended September 30, 2025.

Third Quarter Financial Highlights*

●	Revenue increased to $1.7M for the third quarter of 2025 compared to $0.1M for the third quarter of 2024.

●	Operating expenses decreased to $1.2M for the third quarter of 2025 compared to $1.8M for the same period last year.

●	Net loss from continuing operations decreased to $1.9M for the third quarter of 2025 compared to $2.1M for the third quarter of 2024.

●	Cash on hand was $2.8 million as of September 30, 2025.

* Comparative financial information related to results from continuing operations has been recast to reflect the presentation of our former Singing Machine business as discontinued operations.

Third Quarter Business Highlights

Algorhythm’s business evolved substantially during the quarter, marked by several major transactions and additions to management since the beginning of the quarter. Of note were the following:

●	Algorhythm completed the sale of its legacy Singing Machine karaoke business to Stingray Group for $4.5 million, trimming millions of dollars of expenses and transforming Algorhythm into a technology focused AI distribution and logistics company.

●	Algorhythm’s subsidiary, SemiCab, launched “Apex”, its new software-as-a-service (SaaS) platform that brings SemiCab’s proven AI-driven collaborative logistics technology to 3PLs and multi-enterprise shippers in the United States.

●	SemiCab signed a new master service agreement (MSA) with Bajaj Electricals, one of the largest electronics manufacturers in India, with over $560 million in annual sales.

●	SemiCab appointed Michael Silvagni as its new VP of U.S. Sales to drive SemiCab’s SaaS strategy in the United States and Vasudha Khurana as VP of Brand and Communications to lead its brand development, marketing strategies, and global go-to-market initiatives.

●	SemiCab secured a supply chain finance receivables facility with Bank of America to provide its India business with access to millions of dollars of low-cost, non-dilutive working capital.

●	SemiCab won “Best Value” Award from its largest customer at LogiMeet 2025.

“Our third quarter was a transformational period for the company,” stated Gary Atkinson, Chief Executive Officer of Algorhythm. “With the sale of Singing Machine, we transformed Algorhythm Holdings into a high-growth, AI technology company while significantly reducing our cash burn and strengthening our balance sheet. We also unveiled our new “Apex” SaaS platform, marking our move into the $450 billion U.S. full-truckload market. Apex will provide us with asset-light recurring revenue and high gross profit margins from platform licensing, accelerated market penetration through white-label partnerships, and a growing data ecosystem that strengthens AI accuracy and customer value.”

Mr. Atkinson continued, “Our SemiCab business has grown more than 1,200% year-over-year, with our third quarter revenue reflecting the annualized run rate of $7 million that we achieved during our second quarter. Future growth will now be driven by a combination of our SemiCab India business and our SemiCab U.S. business. The India segment will benefit from the numerous new contract wins and expansions that we announced during our second quarter, as well as our recent fleet expansion to 450 trucks which provides us with the ability to generate in excess of $23 million in annual revenue. Growth in the U.S. will be driven by Michael Silvagni, SemiCab’s new VP of U.S. Sales, and his team, and will be supported by Vasudha Khurana, SemiCab’s new VP of Brand and Communications. This segment is expected to begin generating material recurring SaaS-based revenue for us when we complete our broader rollout of the Apex software platform in 2026, and longer term is expected to be our primary source of revenue.”

Third Quarter Financial Summary

“Revenue increased over 1,200%, from $0.1M to $1.7 million, year-over-year, driven by the acquisition of SemiCab India this past May and its continued growth thereafter,” stated Alex Andre, Chief Financial Officer of Algorhythm. “We also experienced a substantial drop in operating expenses, driven largely by a steep decrease in general and administrative expenses that resulted from a variety of cost-reduction measures we implemented during the past couple of quarters. We expect revenue to continue to increase over the next 12 months as our SemiCab business continues to grow in India and as we benefit from the broader rollout of our SaaS business in the U.S. during 2026. Cash outflows will continue trending lower compared to historical levels due to the sale of Singing Machine, however increases in our strategic investments in SemiCab’s business will offset some of these reductions.”

For further information, please refer to the Company’s Quarterly Report on Form 10-Q which will be filed with the SEC on November 19, 2025 and available online at www.sec.gov.

Earnings Call

Management will host a conference call Wednesday, November 19, 2025, at 10:00 a.m. Eastern Time to discuss the company’s third quarter financial results and provide a business update.

Conference Call Details:

Date: Wednesday, November 19, 2025

Time: 10:00 a.m. EST

Dial-in number: 888-999-3182

Conference ID: RIME

An audio rebroadcast of the call will be available later in the day at:

https://ir.algoholdings.com

About Algorhythm Holdings

Algorhythm Holdings, Inc. is a leading AI technology company focused on the growth and development of SemiCab, an emerging leader in the global logistics and distribution industry. Since 2020, SemiCab has enabled major retailers, brands and transportation providers to address common supply-chain problems globally. Its AI-enabled, cloud-based Collaborative Transportation Platform achieves the scalability required to predict and optimize millions of loads and hundreds of thousands of trucks. SemiCab uses real-time data from API-based load tendering and pre-built integrations with TMS and ELD partners to orchestrate collaboration across manufacturers, retailers, distributors, and their carriers. SemiCab uses AI/ML predictions and advanced predictive optimization models to enable fully loaded round trips. With SemiCab’s AI platform, shippers pay less and carriers make more without having to change a thing. For additional information, please go to: http://www.semicab.com

Investor Relations Contact

Brendan Hopkins

407-645-5295
investors@algoholdings.com
www.algoholdings.com

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “expects,” “anticipates,” “believes,” “will,” “will likely result,” “will continue,” “plans to,” “potential,” “promising,” and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the risk factors described from time to time in Algorhythm’s reports to the SEC, including, without limitation Algorhythm’s Annual Report on Form 10-K for the year ended December 31, 2024. You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this press release. Except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this press release to conform our statements to actual results or changed expectations, or as a result of new information, future events or otherwise.

Algorhythm Holdings, Inc. and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2025	December 31, 2024
	(unaudited)

Assets

Current Assets
Cash	$2,839,000	$7,233,000
Accounts receivable, net of allowances of $113,000 and $127,000, respectively	1,816,000	121,000
Accounts receivable, related party	-	701,000
Prepaid expenses and other current assets	859,000	59,000
Current assets of discontinued operations	-	8,649,000
Total Current Assets	5,514,000	16,763,000

Property and equipment, net	20,000	2,000
Other non-current assets	52,000	-
Intangible assets, net	841,000	345,000
Goodwill	4,418,000	786,000
Non-current assets of discontinued operations	-	406,000
Total Assets	$10,845,000	$18,302,000

Liabilities and Shareholders’ Equity

Current Liabilities
Accounts payable	$1,229,000	$387,000
Accrued expenses	2,390,000	1,746,000
Refund due to customer	265,000	-
Warrant liability	-	16,603,000
Promissory notes payable, net	3,985,000	-
Current portion of notes payable to related parties	2,150,000	265,000
Other current liabilities	50,000	50,000
Current liabilities of discontinued operations	426,000	9,387,000
Total Current Liabilities	10,495,000	28,438,000

Notes payable to related parties, net of current portion	250,000	385,000
Total Liabilities	10,745,000	28,823,000

Commitments and Contingencies

Shareholders’ Equity (Deficit)
Preferred stock, $1.00 par value; 1,000,000 shares authorized; no shares issued and outstanding at September 30, 2025 and December 31, 2024	-	-
Common stock, $0.01 par value; 800,000,000 and 100,000,000 shares authorized;
2,641,778 and 470,825 shares issued and outstanding at September 30, 2025 and December 31, 2024	26,000	5,000
Additional paid-in capital	64,125,000	39,682,000
Accumulated deficit	(61,910,000)	(49,172,000)
Non-controlling interest	(1,383,000)	(1,036,000)
Treasury stock, 10,990 and 0 shares reserved at September 30, 2025 and December 31, 2024	(758,000)	-
Total Shareholders’ Equity (Deficit)	100,000	(10,521,000)

Total Liabilities and Shareholders’ Equity (Deficit)	$10,845,000	$18,302,000

Algorhythm Holdings, Inc. and Subsidiaries

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024

Net Sales	$1,744,000	$127,000	$3,018,000	$127,000

Cost of Sales	2,095,000	159,000	3,716,000	159,000

Gross Loss	(351,000)	(32,000)	(698,000)	(32,000)

Operating Expenses
Selling expenses	3,000	-	3,000	-
General and administrative expenses	1,211,000	1,791,000	3,184,000	2,830,000
Total Operating Expenses	1,214,000	1,791,000	3,187,000	2,830,000

Loss From Operations	(1,565,000)	(1,823,000)	(3,885,000)	(2,862,000)

Other Expenses
Change in fair value of warrant liability	-	-	(6,468,000)	-
Interest expense	(293,000)	(283,000)	(336,000)	(328,000)
Total Other Expenses	(293,000)	(283,000)	(6,804,000)	(328,000)

Loss From Continuing Operations Before Income Tax	(1,858,000)	(2,106,000)	(10,689,000)	(3,190,000)

Income tax loss attributable to continuing operations	(24,000)	-	(24,000)	-

Net Loss From Continuing Operations	(1,882,000)	(2,106,000)	(10,713,000)	(3,190,000)

Net gain (loss) from discontinued operations	(1,100,000)	3,080,000	(2,372,000)	(4,323,000)

Net Income (Loss)	(2,982,000)	974,000	(13,085,000)	(7,513,000)

Net loss attributable to non-controlling interest	20,000	221,000	347,000	221,000

Net Income (Loss) Available to Common Shareholders	$(2,962,000)	$1,195,000	$(12,738,000)	$(7,292,000)

Income (Loss) Per Common Share
Basic and diluted from continuing operations	$(0.72)	$(0.21)	$(4.44)	$(0.40)
Basic and diluted from discontinued operations	(0.43)	0.34	(1.01)	(0.59)
Basic and diluted	(1.15)	0.13	(5.45)	(0.99)

Weighted Average Common and Common Equivalent Shares:
Basic and diluted	2,568,508	9,095,504	2,337,272	7,341,204